Exhibit 99.3
NEWS RELEASE

HECLA DECLARES SILVER-LINKED
DIVIDEND AND ADDS NEW MINIMUM DIVIDEND

FOR IMMEDIATE RELEASE
February 21, 2012

COEUR D’ALENE, IDAHO -- Hecla Mining Company (“Hecla”)(NYSE:HL) is pleased to announce its Board of Directors has elected to declare the quarterly silver-linked dividend of $0.01 per share of common stock, based on an average realized silver price of $31.61 in the fourth quarter of 2011. In addition, the Board of Directors has approved a new common stock dividend policy, which includes a minimum annual dividend of $0.01 per share of common stock, payable quarterly. Therefore, the aggregate declared fourth quarter dividend is $0.0125 per share of common stock, for a total amount of approximately $3.6 million.

“Our Board’s action to declare the silver-linked dividend and introduce a minimum quarterly dividend, reiterates Hecla’s excellent operating margin and strong financial position,” said Hecla’s President and Chief Executive Officer, Phillips S. Baker, Jr. “In addition to increased cash returns, our shareholders will also have an opportunity to benefit from higher silver prices.”

The cash dividend is payable March 22, 2012, to stockholders of record on March 15, 2012. There are approximately 285 million shares of common stock outstanding. Under Hecla's silver price-linked dividend policy, it is expected that any quarterly common stock dividend declared by the Company will be based on Hecla's average realized silver price for the preceding quarter. Realized prices are calculated by dividing gross revenues for each metal by the payable quantities of each metal included in concentrate and doré sold during the period. As noted above, the average realized silver price per ounce was $31.61 in the fourth quarter of 2011 compared to the average market price of $31.82 (London PM Fix). Any quarterly common stock dividend declared by Hecla will increase or decrease by $0.01 per share ($0.04 annually) for each $5.00 per ounce incremental increase or decrease in the average realized silver price in the preceding quarter.

The declaration and payment of dividends remains at the sole discretion of the Board of Directors and will depend on Hecla’s financial results, cash requirements (including for preferred dividends, operations, capital projects, exploration and development, litigation and settlements, acquisitions, and other items), future prospects and other factors deemed relevant by the Board. Investors are cautioned that this new policy is not a guarantee that a dividend will be declared or paid in any particular period in the future.

Preferred Dividend

The Board of Directors has also elected to declare the regular quarterly dividend of $0.875 per share on the outstanding Series B Cumulative Convertible Preferred Stock, on a total of 157,816 shares outstanding. This represents a total amount to be paid of approximately $138,000. The cash dividend is payable April 2, 2012, to shareholders of record on March 15, 2012.

Cautionary Statements

Statements made which are not historical facts, such as anticipated payments, litigation outcome, production, sales of assets, exploration results and plans, prospects and opportunities including reserves, resources, and mineralization, costs, and prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “may”, “will”, “should”, “expects”, “intends”, “projects”, “believes”, “estimates”, “targets”, “anticipates” and similar expressions are used to identify these forward-looking statements. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, environmental and litigation risks, operating risks, project development risks, political and regulatory risks, labor issues, ability to raise financing and exploration risks and results. Refer to the company's Form 10-K and 10-Q reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

For further information, please contact:

Mélanie Hennessey Vice President – Investor Relations Direct: 604-694-7729	Direct Main: 800-HECLA91 (800-432-5291) Email: hmc-info@hecla-mining.com Website: www.hecla-mining.com

Hecla Canada Ltd. 400 – 580 Hornby Street Vancouver, British Columbia V6C 3B6 Canada	Hecla Mining Company 6500 N. Mineral Drive, Suite 200 Coeur d’Alene, Idaho 83815